Exhibit (h)(1)

                            ADMINISTRATION AGREEMENT

      THIS AGREEMENT is made and entered into as of this ___ day of ______, 2004, by and between The Vantage Funds, Inc., a Massachusetts business Trust (the "Trust"), and Stellar Financial, Inc., a Delaware corporation ("Stellar Financial").

      WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company, and is authorized to issue shares of common stock in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

      WHEREAS, Stellar Financial is, among other things, in the business of providing fund administration services for the benefit of its customers; and

      WHEREAS, the Trust desires to retain Stellar Financial to provide fund administration services for each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each, a "Fund" and collectively, the "Funds").

      NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.    Appointment of Stellar Financial as Administrator

      The Trust hereby appoints Stellar Financial as administrator of the Trust on the terms and conditions set forth in this Agreement, and Stellar Financial hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2.    Services and Duties of Stellar Financial

      Stellar Financial shall provide the following fund administration services for the Funds, including but not limited to:

      A.    General Fund Management:

            (1)   Act as liaison among all service providers to the Funds.

            (2)   Supply:

                  a.    Corporate secretarial services.

                  b. Office facilities (which may be in Stellar Financial's or its affiliate's own offices).

                  c. Non-investment-related statistical and research data as needed.


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            (3)   Coordinate the Trust's Trustees' communications, such as:

                  a.    Establish meeting agendas

                  b. Prepare reports for the Board of Trustee based on financial and administrative data.

                  c.    Evaluate the independent auditor of the Trust.

                  d. Secure and monitor fidelity bond and Trustee and officer liability coverage, and make the necessary Securities and Exchange Commission (the "SEC") filings relating thereto.

                  e. Prepare minutes of meetings of the Trustees and shareholders of each Fund.

                  f. Recommend dividend declarations to the Trustees, prepare and distribute to appropriate parties notices announcing declarations of dividends and other distributions to shareholders.

                  g. Provide personnel to serve as officers of the Trust if so elected by the Trustees, attend Trustees' meetings and present materials for Trustees review at such meetings.

            (4)   Audits:

                  a. Prepare appropriate schedules and assist independent auditors.

                  b. Provide information to the SEC and facilitate the audit process.

                  c.    Provide office facilities.

            (5)   Assist in overall operations of the Funds.

            (6) Pay each Fund's expenses upon written authorization from the Trust.

            (7) Monitor arrangements under shareholder services or similar plans.

B.    Compliance:

      (1)   Regulatory Compliance:

            a.    Monitor compliance with the 1940 Act requirements, including:

                  (i)   Asset diversification tests

                  (ii)  Total return and SEC yield calculations.

                  (iii) Maintenance of books and records under Rule 31a-3.

                  (iv) Code of Ethics requirements for the disinterested Trustees of the Fund.

            b. Monitor each Fund's compliance with the policies and investment limitations of the Trust as set forth in its current prospectus (the "Prospectus") and statement of additional information (the "SAI").

            c. Maintain awareness of applicable regulatory and operational service issues and recommend dispositions.


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      (2)   Blue Sky Compliance:

            a. Prepare and file with the appropriate state securities authorities any and all required compliance filings relating to the qualification of the securities of the Trust, each Fund, or class of shares of a Fund, as applicable, so as to enable the Trust to make a continuous offering of its shares in all states.

            b.    Monitor status and maintain registrations in each state.

            c. Provide information regarding material developments in state securities regulation.

      (3)   SEC Registration and Reporting:

            a. Assist Fund counsel to the Trust or individual Funds in updating the Prospectus and SAI and in preparing proxy statements and Rule 24f-2 notices.

            b. Prepare and file annual and semiannual reports, Form N-SAR filings and Rule 24f-2 notices.

            c. Coordinate the printing, filing and mailing of publicly disseminated Prospectuses and reports, and amendments and supplements thereto.

            d.    File fidelity bonds under Rule 17g-1.

            e.    File shareholder reports under Rule 30b2-1.

            f. Monitor sales of each Fund's shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.

      (4)   IRS Compliance:

            a. Monitor the Trust's status as a regulated investment company under Subchapter M, including without limitation, review of the following:

                  (i)   Asset diversification requirements.

                  (ii)  Qualifying income requirements.

                  (iii) Distribution requirements.

            b. Calculate required distributions (including excise tax distributions).


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C.    Financial Reporting:

      (1)   Provide financial data required by each Fund's Prospectus and SAI.

      (2) Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Trustees, the SEC, and independent auditors.

      (3) Supervise the Trust's custodian and accountants for each Fund in the maintenance of the Trust's general ledger and in the preparation of each Fund's financial statements, including oversight of expense accruals and payments, of the determination of net asset value of the Trust's net assets and of the Trust's shares, and of the declaration and payment of dividends and other distributions to shareholders.

      (4) Compute the yield, total return and expense ratio of each class of each Fund, and each Fund's portfolio turnover rate.

      (5) Monitor the expense accruals and notify the Trust's management of any proposed adjustments.

      (6) Prepare monthly financial statements, which include, without limitation, the following items:

            a.    Schedule of Investments.

            b.    Statement of Assets and Liabilities.

            c.    Statement of Operations.

            d.    Statement of Changes in Net Assets.

            e.    Cash Statement.

            f.    Schedule of Capital Gains and Losses.

            g.    Prepare quarterly broker security transaction summaries.

D.    Tax Reporting:

      (1) Prepare and file on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8610 with any necessary schedules.

      (2)   Prepare state income breakdowns where relevant.

      (3) File Form 1099 Miscellaneous for payments to Trustees and service providers.

      (4)   Monitor wash sale losses.

      (5)   Calculate eligible dividend income for corporate shareholders.


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3.    Compensation

      Stellar Financial shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). The Trust shall pay all fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify Stellar Financial in writing within thirty (30) calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of one and one-half percent (1 1/2%) per month, after the due date. Notwithstanding anything to the contrary, amounts owed by the Trust to Stellar Financial shall only be paid out of the assets and property of the particular Fund involved.

4.    Indemnification; Limitation of Liability

      A. Stellar Financial shall exercise reasonable care in the performance of its duties under this Agreement. Stellar Financial shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond Stellar Financial's control, except a loss arising out of or relating to Stellar Financial's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if Stellar Financial has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless Stellar Financial from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) which Stellar Financial may sustain or incur or which may be asserted against Stellar Financial by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to Stellar Financial's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement, (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to Stellar Financial by any duly authorized officer of the Trust, such duly authorized officer to be included in a list of authorized officers furnished to Stellar Financial and as amended from time to time in writing by resolution of the Trustees.

      B. Stellar Financial shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by Stellar Financial as a result of Stellar Financial's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.


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      C.    In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, Stellar Financial shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond Stellar Financial's control. Stellar Financial will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of Stellar Financial. Stellar Financial agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect Stellar Financial's premises and operating capabilities at any time during regular business hours of Stellar Financial, upon reasonable notice to Stellar Financial. Notwithstanding the above, Stellar Financial reserves the right to reprocess and correct administrative errors at its own expense.

      D. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee, except with the indemnitor's prior written consent.


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5.    Proprietary and Confidential Information

      Stellar Financial agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where Stellar Financial may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

      Further, Stellar Financial will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the "Act"). Notwithstanding the foregoing, Stellar Financial will not share any nonpublic personal information concerning any of the Trust's shareholders to any third party unless specifically directed by the Trust or allowed under one of the exceptions noted under the Act.

6.    Term of Agreement; Amendment

      This Agreement shall become effective as of the date first written above and will continue in effect for a period of one year. Subsequent to the initial one-year term, unless sooner terminated as provided herein, this Agreement shall continue automatically in effect for successive annual periods. This Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties.

7.    Records

      Stellar Financial shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. Stellar Financial agrees that all such records prepared or maintained by Stellar Financial relating to the services to be performed by Stellar Financial hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust in accordance with its request.


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8.    Governing Law

      This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

9.    Duties in the Event of Termination

      In the event that, in connection with termination, a successor to any of Stellar Financial's duties or responsibilities hereunder is designated by the Trust by written notice to Stellar Financial, Stellar Financial will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by Stellar Financial under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which Stellar Financial has maintained, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from Stellar Financial's personnel in the establishment of books, records, and other data by such successor.

10.   No Agency Relationship

      Nothing herein contained shall be deemed to authorize or empower Stellar Financial to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

11.   Data Necessary to Perform Services

      The Trust or its agent shall furnish to Stellar Financial the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If Stellar Financial is also acting in another capacity for the Trust, nothing herein shall be deemed to relieve Stellar Financial of any of its obligations in such capacity.

12.   Assignment

      This Agreement may not be assigned by either party without the prior written consent of the other party.

13.   Notices

      Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party's address set forth below:


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Notice to Stellar Financial shall be sent to:

          Stellar Financial, Inc.
          600 Main Street, Suite 100
          Stroudsburg, PA 18360

and notice to the Trust shall be sent to:

          The Vantage Funds
          600 Main Street, Suite 100
          Stroudsburg, PA 18360

14.   Acknowledgment of Disclaimer of Liability.

      Stellar Financial acknowledges that the Declaration of Trust of the Trust states that all persons extending credit to, contracting with or having any claim against the Trust or a particular series of sharesof the Trust shall look only to the assets of the Trust or the assets of that particular series of shares for payment under such credit, contract or claim; and neither the shareholders nor the trustees, nor any of the Trust's officers, employees or agents, whether past, present or future, shall be personally liable therefor.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

THE VANTAGE FUNDS                   STELLAR FINANCIAL, INC.

By: _______________                 By: ___________________________


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                                    Exhibit A
                                     to the
                            Administration Agreement

Separate Series of Vantage Funds

Name of Series                                           Date Added
--------------------------------------------------------------------------------

Vantage Money Market Fund                                __________,  2004
Vantage Balance Fund                                     __________,  2004


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                                    Exhibit B
                                     to the
                            Administration Agreement

Annual fee based upon average assets:

10 basis points on first $200 million
5 basis points on next $500 million
3 basis points on the balance

Minimum monthly fee: $2,000

Plus out-of pocket expense reimbursements, including, but not limited to:

Proxies
Special reports
Printing of Annual Prospectus, SAI, Annual and Semi-Annual Reports Federal and state regulatory filing fees
Certain insurance premiums
Expenses from board of trustees meetings
Auditing expenses
Legal expenses

Fees and out-of-pocket expense reimbursements are billed monthly


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